Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Amendment No. 3 to the Registration Statement on Form S-4 (the “Registration Statement”) of Volato Group, Inc. of our report dated January 28, 2026, with respect to our audit of M2i Global, Inc.’s consolidated financial statements as of and for the year ended November 30, 2025 and appears in the Registration Statement. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ TAAD LLP

Diamond Bar, California

March 12, 2026